                                 EXHIBIT 99.2
          SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE
            FOR THE YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996

                                                                                                                             Page
                                                                                                                             ----
  Report of Independent Auditors.............................................................................................  2
  Supplemental Consolidated Balance Sheets as of December 31, 1995 and December 31, 1996.....................................  3
  Supplemental Consolidated Statements of Income for the years ended December 31, 1994, 1995 and 1996........................  5
  Supplemental Consolidated Statements of Stockholders' Equity for the years ended December 31, 1994, 1995 and 1996..........  6
  Supplemental Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996....................  7
  Notes to Supplemental Consolidated Financial Statements....................................................................  8
  Financial Statement Schedule:
  Supplemental Schedule II -- Valuation and Qualifying Accounts.............................................................. 39

                        Report of Independent Auditors


The Board of Directors and Stockholders
Sylvan Learning Systems, Inc.

We have audited the supplemental consolidated balance sheets of Sylvan Learning Systems, Inc. (formed as a result of the consolidation of Sylvan Learning Systems, Inc., I-R, Inc. and Independent Child Study Teams, Inc.) as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the supplemental financial statement schedule listed in the index. The supplemental consolidated financial statements and schedule give retroactive effect to the merger of Sylvan Learning Systems, Inc., I-R, Inc. and Independent Child Study Teams, Inc. on May 30, 1997, which has been accounted for using the pooling-of-interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements and schedule are the responsibility of the management of Sylvan Learning Systems, Inc. Our responsibility is to express an opinion on these supplemental financial statements and schedule based on our audits. We did not audit the financial statements of I-R, Inc. and Independent Child Study Teams, Inc., which statements reflect combined total assets constituting 3% for 1996 and 5% for 1995 of supplemental consolidated total assets, and which reflect combined revenues constituting 14% for 1996, 21% for 1995 and 31% for 1994 of supplemental consolidated total revenues. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for I-R, Inc. and Independent Child Study Teams, Inc., is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sylvan Learning Systems, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, after giving retroactive effect to the merger of I-R, Inc. and Independent Child Study Teams, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles. Also, in our opinion, the related supplemental financial statement schedule, when considered in relation to the basic supplemental financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                           /s/ ERNST & YOUNG LLP
Baltimore, Maryland
July 10, 1997

Sylvan Learning Systems, Inc. and Subsidiaries
Supplemental Consolidated Balance Sheets



                                                                                   December 31,              December 31,
                                                                                       1995                      1996
                                                                                 ----------------           --------------
                                                                                (Restated - Note 1)       (Restated - Note 1)
Assets
Current assets:
  Cash and cash equivalents                                                        $   2,902,657            $  11,198,106
  Available-for-sale securities                                                       30,734,519               16,448,759

  Receivables:
    Accounts receivable                                                               23,810,001               36,431,363
    Costs and estimated earnings in excess of billings
      on uncompleted contracts                                                         3,028,558                3,565,201
    Notes receivable                                                                   1,595,478                3,007,473
                                                                                ------------------------------------------
                                                                                      28,434,037               43,004,037
    Allowance for doubtful accounts                                                   (1,466,027)              (1,378,854)
                                                                                ------------------------------------------
                                                                                      26,968,010               41,625,183

  Inventory                                                                            3,743,221                4,469,577
  Deferred income taxes                                                                1,271,925                  619,553
  Prepaid expenses                                                                     2,554,366                3,124,802
                                                                                 ----------------           --------------
Total current assets                                                                  68,174,698               77,485,980

Notes receivable, less current portion                                                 1,968,438                  562,989
Costs and estimated earnings in excess of billings
  on uncompleted contracts, less current portion                                         673,181                  549,448

Property and equipment:
  Furniture and equipment                                                             26,862,301               37,952,268
  Leasehold improvements                                                               2,062,033                5,543,726
                                                                                 ----------------           --------------
                                                                                      28,924,334               43,495,994
  Accumulated depreciation                                                            (9,707,469)             (15,577,693)
                                                                                 ----------------           --------------
                                                                                      19,216,865               27,918,301

 Intangible assets:
  Goodwill                                                                            74,653,356              103,986,427
  Contract rights                                                                      7,857,346               13,881,337
  Other                                                                                2,451,091                2,570,091
                                                                                 ----------------           --------------
                                                                                      84,961,793              120,437,855
   Accumulated amortization                                                           (4,640,450)             (10,736,219)
                                                                                 ----------------           --------------
                                                                                      80,321,343              109,701,636

Deferred contract costs, net of accumulated amortization
  of $684,177 as of December 31, 1995 and $2,066,893 as of
  December 31, 1996                                                                    2,528,029               13,230,340
Investments in affiliates                                                                182,320                3,895,602
Other investments                                                                        338,681               24,219,888
Other assets                                                                             666,706                2,025,337
                                                                                 ----------------           --------------
Total assets                                                                       $ 174,070,261            $ 259,589,521
                                                                                 ================           ==============

Sylvan Learning Systems, Inc. and Subsidiaries
Supplemental Consolidated Balance Sheets

                                                                                          December 31,           December 31,
                                                                                              1995                   1996
                                                                                       -------------------    -------------------
                                                                                       (Restated - Note 1)    (Restated - Note 1)
Liabilities and stockholders' equity
Current liabilities:
  Accounts payable and accrued expenses                                                 $  13,642,085            $  28,575,931
  Bank lines of credit                                                                      4,600,000                1,000,000
  Current portion of long-term debt                                                         2,584,744                3,182,197
  Billings in excess of costs and estimated earnings
    on uncompleted contracts                                                                  237,644                   65,465
  Due to former shareholders of Wall Street Institute                                            --                  4,920,565
  Deferred revenue                                                                          6,907,436                9,542,578
  Other current liabilities                                                                   795,967                  596,311
                                                                                        -------------            -------------
Total current liabilities                                                                  28,767,876               47,883,047

Long-term debt, less current portion                                                        3,685,691                2,170,101
Deferred income taxes                                                                         884,612                2,338,154
Due to former shareholders of Drake                                                              --                  8,142,856
Due to former shareholders of Wall Street Institute                                              --                 15,150,115
Due to shareholders                                                                         3,216,156                3,232,884
Other long-term liabilities                                                                   367,790                  349,771

Commitments and contingent liabilities                                                           --                       --

Stockholders' equity:
 Preferred stock, par value $.01 per share--authorized
    10,000,000 shares, no shares issued and
    outstanding as of December 31, 1996 and 1995                                                 --                       --
  Common stock, par value $.01 per share--authorized
    40,000,000 shares, issued and outstanding shares of
   22,344,193 as of December 31, 1995 and 23,980,215                                             --                       --
    as of December 31, 1996                                                                   223,442                  239,802
  Additional paid-in capital                                                              139,785,773              168,547,097
  Unrealized losses on available-for-sale securities                                           (5,437)                 (11,043)
  Foreign currency translation adjustments                                                     70,000                   (4,131)
  Retained earnings (accumulated deficit)                                                  (2,925,642)              11,550,868
                                                                                        -------------            -------------
Total stockholders' equity                                                                137,148,136              180,322,593
                                                                                        -------------            -------------


Total liabilities and stockholders' equity                                              $ 174,070,261            $ 259,589,521
                                                                                        =============            =============

See accompanying notes.

Sylvan Learning Systems, Inc. and Subsidiaries
Supplemental Consolidated Statements of Income

                                                                 Years Ended December 31,
                                                 -----------------------------------------------------------
                                                      1994                  1995                1996
                                                 ------------------- ------------------- -------------------
                                                 (Restated - Note 1) (Restated - Note 1) (Restated - Note 1)
Revenues                                            $ 68,747,971        $ 111,058,550       $ 181,935,961

Cost and expenses
Direct costs                                          60,387,726           96,708,097         150,448,547
General and administrative expense                     4,998,399            6,205,480           8,755,406
Loss on impairment of assets                                --              3,315,541                --
                                                    -------------       --------------      --------------
Total expenses                                        65,386,125          106,229,118         159,203,953
                                                    -------------       --------------      --------------

Operating income                                       3,361,846            4,829,432          22,732,008

Other income (expense)
Investment and other income                              818,171              957,169           1,622,240
Interest expense                                        (879,543)          (2,396,803)         (1,071,323)
Gain on sale of company center                           151,214                 --                  --
Equity in net income of unconsolidated
   subsidiaries                                           72,747              390,692             363,396
                                                    -------------       --------------      --------------
Income before income taxes                             3,524,435            3,780,490          23,646,321

Income taxes                                             (76,249)            (209,159)         (8,850,000)
                                                    -------------       --------------      --------------
Net income                                          $  3,448,186        $   3,571,331       $  14,796,321
                                                    =============       ==============      ==============


Earnings per common and common equivalent share     $       0.21        $       0.21        $        0.60
                                                    =============       ==============      ==============

Earnings per common share, assuming full dilution   $       0.21        $       0.21        $        0.59
                                                    =============       ==============      ==============

See accompanying notes.

Sylvan Learning Systems, Inc. and Subsidiaries
Supplemental Consolidated Statements of Stockholders' Equity



                                                                                                   Additional         Unrealized
                                                                                 Common              Paid-In             Gain
                                                                                  Stock              Capital            (Loss)
                                                                          ----------------------------------------------------------
                                                                                                (Restated - Note 1)
Balance at January 1, 1994                                                    $     139,859       $  34,374,712       $      (7,254)

Options and warrants exercised for purchase
       of 454,935 shares of common stock                                              4,549           3,048,194
Shares of common stock issued to ETS                                                  1,305           1,498,695
Additional registration costs relating to 1993
      stock offering                                                                                    (69,950)
Distributions to shareholders of pooled entity
Unrealized gain (loss) on available-for-sale securities                                                                     (12,592)
Net income for 1994
                                                                              -------------       -------------       -------------
Balance at December 31, 1994                                                        145,713          38,851,651             (19,846)

Options and warrants exercised for purchase
      of 731,871 shares of common stock                                               7,319           4,210,937
Issuance of 262,446 shares of common stock in
      connection with the acquisition of PACE                                         2,624           3,158,237
Issuance of 3,928,572 shares of common stock
      in connection with the acquisition of Drake                                    39,286          49,460,714
Issuance of 2,850,000 shares of common
      stock, net of offering costs of $3,367,266                                     28,500          44,104,234
Foreign currency translation adjustment
Unrealized gain (loss) on available-for-sale securities                                                                      14,409
Net income for 1995
                                                                              -------------       -------------       -------------
Balance at December 31, 1995                                                        223,442         139,785,773              (5,437)

Options and warrants exercised for purchase of 661,700
      shares of common stock, including income tax
      benefit of $1,887,006                                                           6,617           6,991,426
Issuance of 824,000 shares of common stock in connection
      with the investment in Jostens Learning Corporation                             8,240          21,209,760
Issuance of 116,605 shares of common stock in
      connection with other acquisitions                                              1,166              27,225
Exercise of underwriter's overallotment option to purchase
      33,750 shares of common stock in connection with 1995
      public stock offering                                                             337             532,913
Foreign currency translation adjustment
Unrealized gain (loss) on available-for-sale securities                                                                      (5,606)
Net income for 1996
                                                                              -------------       -------------       -------------
Balance at December 31, 1996                                                  $     239,802       $ 168,547,097       $     (11,043)
                                                                              =============       =============       =============



                                                                                  Foreign              Retained
                                                                                  Currency              Earnings          Total
                                                                                 Translation          (Accumulated    Stockholders'
                                                                                 Adjustments            Deficit)         Equity
                                                                             -------------------   ----------------  ---------------
                                                                                                  (Restated - Note 1)

Balance at January 1, 1994                                                    $        --         $  (9,940,159)      $  24,567,158

Options and warrants exercised for purchase
       of 454,935 shares of common stock                                                                                  3,052,743
Shares of common stock issued to ETS                                                                                      1,500,000
Additional registration costs relating to 1993
      stock offering                                                                                                        (69,950)
Distributions to shareholders of pooled entity                                                           (5,000)             (5,000)
Unrealized gain (loss) on available-for-sale securities                                                                     (12,592)
Net income for 1994                                                                                   3,448,186           3,448,186
                                                                              -------------       -------------       -------------
Balance at December 31, 1994                                                           --            (6,496,973)         32,480,545

Options and warrants exercised for purchase
      of 731,871 shares of common stock                                                                                   4,218,256
Issuance of 262,446 shares of common stock in
      connection with the acquisition of PACE                                                                             3,160,861
Issuance of 3,928,572 shares of common stock
      in connection with the acquisition of Drake                                                                        49,500,000
Issuance of 2,850,000 shares of common
      stock, net of offering costs of $3,367,266                                                                         44,132,734
Foreign currency translation adjustment                                              70,000                                  70,000
Unrealized gain (loss) on available-for-sale securities                                                                      14,409
Net income for 1995                                                                                   3,571,331           3,571,331
                                                                              -------------       -------------       -------------
Balance at December 31, 1995                                                         70,000          (2,925,642)        137,148,136

Options and warrants exercised for purchase of 661,700
      shares of common stock, including income tax
      benefit of $1,887,006                                                                                               6,998,043
Issuance of 824,000 shares of common stock in connection
      with the investment in Jostens Learning Corporation                                                                21,218,000
Issuance of 116,605 shares of common stock in
      connection with other acquisitions                                                               (319,811)           (291,420)
Exercise of underwriter's overallotment option to purchase
      33,750 shares of common stock in connection with 1995
      public stock offering                                                                                                 533,250
Foreign currency translation adjustment                                             (74,131)                                (74,131)
Unrealized gain (loss) on available-for-sale securities                                                                      (5,606)
Net income for 1996                                                                                  14,796,321          14,796,321
                                                                              -------------       -------------       -------------

Balance at December 31, 1996                                                  $      (4,131)      $  11,550,868       $ 180,322,593
                                                                              =============       =============       =============

See accompanying notes.

Sylvan Learning Systems, Inc. and Subsidiaries
Supplemental Consolidated Statements of Cash Flows


                                                                                        Years Ended December 31,
                                                                    ----------------------------------------------------------------
                                                                            1994                   1995                  1996
                                                                    -------------------    -------------------   -------------------
                                                                    (Restated - Note 1)    (Restated - Note 1)   (Restated - Note 1)
Operating activities
Net income                                                                 $  3,448,186           $  3,571,331         $ 14,796,321
     Adjustments to reconcile net income to net cash provided by
       (used in) operating activities:
           Depreciation                                                       3,098,383              4,112,535            5,986,025
           Amortization                                                       1,000,446              4,323,351            7,478,485
           Interest imputed on purchase of Drake                                   --                1,125,000                 --
           Loss on impairment of assets                                            --                3,315,541                 --
           Provision for doubtful accounts                                      183,628                (42,631)              55,738
           Deferred income taxes                                                   --                 (387,313)           2,105,914
           Equity in net income of unconsolidated subsidiaries                  (72,747)              (390,692)            (363,396)
           Other                                                               (268,214)                  --                   --
           Changes in operating assets and liabilities:
            Accounts and notes receivable                                      (758,437)           (10,780,236)         (10,709,674)
            Cost and estimated earnings in excess of billings                      --                     --                   --
             on uncompleted contracts                                        (2,528,600)            (1,021,779)            (412,910)
            Inventory                                                          (994,685)            (1,561,091)            (134,483)
            Prepaid expenses                                                   (435,062)            (1,388,445)            (273,711)
            Other assets                                                       (545,510)              (109,736)            (997,608)
            Accounts payable and accrued expenses                            (1,913,622)            (3,132,695)           5,406,434
            Billings in excess of costs and estimated earnings
             on uncompleted contracts                                           262,208               (455,600)            (233,665)
            Deferred revenue and other long-term liabilities                     40,954                115,149              922,642
                                                                           ------------           ------------         ------------

Net cash provided by (used in) operating activities                             516,928             (2,707,311)          23,626,112
                                                                           ------------           ------------         ------------

Investing activities
Change in advances to unconsolidated subsidiaries                              (104,291)               287,970              (98,922)
Purchase of available-for-sale securities                                   (17,615,859)           (91,759,493)         (31,261,415)
Proceeds from sale of available-for-sale securities                          13,296,243             66,595,240           45,542,061
Investment in and advances to affiliates                                          5,770                 (1,098)          (3,247,147)
Increase in other investments                                                      --                     --             (2,329,874)
Proceeds from sale of company-owned center                                      119,084                   --                   --
Purchase of property and equipment                                           (8,088,810)            (6,148,998)         (13,580,617)
Refund of deposits on equipment                                                  31,104                   --                   --
Purchase of contract rights                                                        --                     --             (4,890,576)
Cash received upon acquisition of PACE                                             --                  682,411                 --
Cash received upon acquisition of Wall Street Institute                            --                     --              2,012,565
Purchase of Drake Prometric, L. P., including direct costs of
 acquisition, net of cash acquired                                                 --              (16,979,737)                --
Cash paid for intangible assets                                                    --                 (500,000)                --
Expenditures for deferred contract costs and other assets                    (1,779,011)              (801,586)          (6,941,769)
                                                                           ------------           ------------         ------------

Net cash used in investing activities                                       (14,135,770)           (48,625,291)         (14,795,694)
                                                                           ------------           ------------         ------------

Financing activities
Payments to stockholders                                                       (109,770)              (630,533)             (37,604)
Proceeds from exercise of options and warrants                                2,982,794              4,218,256            5,111,037
Proceeds from issuance of common stock                                        1,500,000             44,132,734              533,250
Proceeds from issuance of long-term debt                                      6,944,635                346,195              154,414
Payments on long-term debt and capital lease obligations                     (4,532,213)            (2,867,459)          (2,609,866)
Proceeds from bank lines of credit                                                 --                4,600,000              200,000
Payments on bank lines of credit                                               (300,000)                  --             (3,812,069)
                                                                           ------------           ------------         ------------

Net cash provided by (used in) financing activities                           6,485,446             49,799,193             (460,838)
                                                                           ------------           ------------         ------------
Effects of exchange rate changes on cash                                           --                   70,000              (74,131)
                                                                           ------------           ------------         ------------

Net increase (decrease) in cash and cash equivalents                         (7,133,396)            (1,463,409)           8,295,449
Cash and cash equivalents at beginning of period                             11,499,462              4,366,066            2,902,657
                                                                           ------------           ------------         ------------

Cash and cash equivalents at end of period                                 $  4,366,066           $  2,902,657         $ 11,198,106
                                                                           ============           ============         ============

See accompanying notes.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


1.  Basis of Presentation and Description of Business

Sylvan Learning Systems, Inc. and subsidiaries (the Company) is an international provider of educational and testing services. The Company conducts operations in three separate business segments - core educational services, testing services, and contract educational services. The core educational services segment designs and delivers individualized tutorial services to school-age children and adults through a network of 620 franchised and Company-owned Sylvan Learning Centers in operation in 49 states, five Canadian provinces, Hong Kong, Guam and South Korea. In addition, in December 1996 the Company acquired Wall Street Institute International, B.V. and its commonly controlled affiliates. Wall Street and its affiliates teach the English language in non-English speaking countries in Europe and Latin America through a network of over 170 franchised and company-owned centers. The Company's testing segment ("Sylvan Prometric") administers computer-based tests for major corporations, professional associations and governmental agencies through a network of certification centers which are located throughout the world. The contract educational services segment provides educational programs to employees of large corporations, and to public and non-public school districts through contracts funded by federal Title I and state-based programs.

The consolidated financial statements include the accounts of Sylvan Learning Systems, Inc. and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Investments in affiliates owned more than 20%, but not in excess of 50%, and corporate joint ventures are reported using the equity method.

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

As discussed in Note 3, on May 30, 1997, the Company consummated its acquisition by merger of all of the outstanding stock of I-R, Inc. and Independent Child Study Teams, Inc. (collectively, "Educational Inroads"). The acquisition has been accounted for as a pooling-of-interests and accordingly, the Company's financial statements have been restated to include the results of Educational Inroads for all periods presented. As of the date of the issuance of these financial statements, the Company has not issued financial statements for a period including the merger date. Therefore, the accompanying consolidated financial statements are considered "supplemental." Upon the issuance of financial statements for a period that includes the date of the merger, the supplemental consolidated financial statements will become the historical consolidated financial statements of the Company.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


2.   Accounting Policies

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Investments

Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

Inventory

Inventory, consisting primarily of computer software and educational, instructional, and marketing materials and supplies, is stated at the lower of cost (first-in, first-out) or market value.

Accounting For Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of

In 1995, the Company adopted the provisions of Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Statement prescribes the accounting for the impairment of long-lived assets, such as property and equipment and intangible assets, as well as the accounting for long-lived assets that are held for disposal. The initial adoption of this Statement in 1995 did not have a material impact on the reported results of operations of the Company.

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


2.   Accounting Policies (continued)

Intangible Assets

Goodwill consists of the cost in excess of fair value of the net assets of entities acquired in purchase transactions, and is amortized over the expected periods of benefit, which range from 10 to 25 years. At December 31, 1995 and 1996, accumulated amortization of goodwill is $1,110,944 and $4,803,586, respectively.

Contract rights consist of the allocated cost of acquiring computer-based testing contracts in business combinations accounted for as purchases.
Contract rights are being amortized using the straight-line method over the term of the related contract, which range from three months to 10 years. At December 31, 1995 and 1996, accumulated amortization of contract rights is $2,978,112 and $5,193,199, respectively.

Deferred Contract Costs

Deferred contract costs include costs incurred to develop computer-based tests under contractual arrangements with customers. Under these arrangements, the Company incurs certain costs related to the development of new computer-based tests on behalf of the customer in return for the right to deliver the computer-based tests and collect a testing fee from either the candidate or the sponsoring organization. These costs are capitalized and amortized over the shorter of the estimated utility period of the test or the contractual period for delivery of the test.

Deferred contract costs also include payments and accruals of approximately $10,400,000 in 1996 made to non-affiliated computer-based testing centers that have entered into three-year contracts with Sylvan to deliver information technology computer-based certification tests. In accordance with the terms of these contracts, the independent testing centers have received an advance payment and will receive no additional fees upon delivery of the computer-based certification tests. These costs are being amortized over the contractual term of three years.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


2.  Accounting Policies (continued)

Stock Options Granted to Employees

The Company records compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. In October 1995 the Financial Accounting Standards Board issued FASB Statement No. 123, Accounting for Stock-Based Compensation, which encourages companies to recognize expense for stock-based awards based on their estimated value on the date of grant. Statement No. 123, effective for 1996, does not require companies to change their existing accounting for stock-based awards, but if the new fair value method is not adopted, pro forma income and earnings per share data should be provided in the notes to the financial statements. The Company has disclosed in Note 14, the required pro forma information as if the fair value method had been adopted.

Foreign Currency Translation

The financial statements of certain foreign subsidiaries that are measured in local functional currencies have been translated into U.S. dollars in accordance with FASB Statement No. 52, Foreign Currency Translation. All balance sheet accounts have been translated using the rates of exchange at the balance sheet date. Results of operations have been translated using the average rates prevailing throughout the year. Translation gains or losses resulting from the changes in exchange rates from year to year, are accumulated as a separate component of stockholders' equity.

The financial statements of other foreign subsidiaries, primarily those subsidiaries providing services overseas to Educational Testing Services (see
Note 18), prepare financial statements using the U.S. dollar as the functional currency. The transactions of these subsidiaries that are denominated in foreign currencies have been remeasured in U.S. dollars. Any resulting gain or loss is recorded as an adjustment of the amount due from ETS as the contract with ETS requires ETS to bear the risk of realized translation gains or losses.

Reclassifications and Stock Split

Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform with the 1996 presentation.

In October 1996, the Company declared a 3-for-2 stock split of its common stock for stockholders of record on November 7, 1996. Accordingly, all share and per share data including stock option, warrant and earnings per share information have been restated in the consolidated financial statements to retroactively reflect the stock split.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



2.  Accounting Policies (continued)

Revenue Recognition

Franchise sales fees relate to single-center and area franchise sales. Revenue related to these sales is recognized when all material services or conditions relating to the sales have been substantially performed or satisfied by the Company. For single-center franchise sales, the criteria for substantial performance include: (1) receipt of an executed franchise license agreement,
(2) receipt of full payment of the franchise fee, (3) completion of requisite training by the franchisee or center director, and (4) completion of site selection assistance and site approval. Area franchise sales generally transfer to the licensee the right to develop and operate centers in a specified territory, primarily in a foreign country, and the Company's future obligations are insignificant. Area franchise fees are recognized upon the signing of the license agreement and the determination that (1) all material services or conditions relating to the sale have been satisfied and the fee is non-refundable, (2) a minimum payment of 50% of the fee is required within 90 days of the date of the agreement, and (3) the Company has the ability to estimate the collectibility of any unpaid amounts. Franchise sales fees not meeting the recognition criteria are recorded as deferred revenue if not refundable, or deposits from franchisees if refundable. Commissions paid on sales of franchises are recorded as a current asset until the corresponding revenue is recognized.

Fixed price contracts with school districts receiving funds under the federal Title I program and state-based programs are accounted for using the percentage-of-completion method. Income is recognized based on the percentage of contract completion determined by the total expenses incurred to date as a percentage of total estimated expenses at the completion of the contract. Total contract income is estimated as contract revenue less total estimated costs considering
the most recent cost information.    Revenues from cost-plus-fee contracts are
recognized on the basis of costs incurred during the period plus the fee earned.

Franchise royalties are reported as revenue as the royalties are earned and become receivable, unless collection is not assured or the royalties are 90 days or more in arrears.

Revenue from the sale of products to franchisees is recognized when shipped. Testing revenues are recognized upon the completion of tests.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



3.  Acquisitions

Educational Inroads

On May 30, 1997, the Company acquired by merger all of the outstanding stock of I-R, Inc. and Independent Child Study Teams, Inc. (collectively, "Educational Inroads") in exchange for 1,414,000 shares of common stock. I-R, Inc. and Independent Child Study Teams, Inc. were commonly owned by two shareholders.
The acquisition was accounted for as a pooling-of-interests and accordingly, the Company's consolidated financial statements for periods prior to the merger have been restated to include the combined results of operations, financial position and cash flows of Educational Inroads (see Note 1).

Educational Inroads provides remedial and special education services to public and non-public school systems, with current contracts in New Jersey, Maryland, Louisiana, Washington, D.C. and other school districts.

Combined and separate results of operations of Sylvan and Educational Inroads during the periods presented are as follows:

                              Previously               Independent
                             Reported by               Child Study
                             the Company   I-R, Inc.   Teams, Inc.    Combined
                            -----------------------------------------------------

Year ended
December 31, 1996
Revenues                     $157,116,660  $9,825,299  $14,994,002  $181,935,961
Net income                    $14,743,106     $31,664      $21,551   $14,796,321
Net income per share                $0.60                                  $0.59

Year ended
December 31, 1995

Revenues                     $ 87,990,818  $9,475,103  $13,592,629  $111,058,550
Net income                     $3,547,829     $16,882       $6,620    $3,571,331
Net income per share                $0.21                                  $0.21

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



3.  Acquisitions (continued)

                              Previously                Independent
                              Reported by               Child Study
                              the Company   I-R, Inc.   Teams, Inc.   Combined
                            -----------------------------------------------------

Year ended
December 31, 1994
Revenues                      $47,244,063   $8,750,811  $12,753,097  $68,747,971
Net income                      3,385,557      $44,053      $18,576   $3,448,186
Net income per share                $0.22                                  $0.21

The results of operations of Educational Inroads for each of the periods presented includes significant officers' salaries for the two owners. In connection with the merger, these two individuals have contracted for annual compensation totaling $187,500, and it is expected that the aggregate duties and responsibilities of these two individuals will not be diminished to the extent that other costs will be incurred. The following 1996 supplemental pro forma information is presented solely as a result of the changed circumstances that will exist following the consummation of the merger, and is necessary to realistically assess the impact of the combination.

1996 combined net income                                           $14,796,321

Contractual reduction to be made in compensation                     2,448,845
Related income taxes (at 40%)                                         (979,538)
                                                                 ---------------
                                                                     1,469,307
                                                                 ---------------

Pro forma net income after contractual reduction in compensation   $16,265,628
                                                                 ===============
Pro forma net income per share                                           $0.65
                                                                 ===============


                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



3.  Acquisitions (continued)

Wall Street Institute International, B.V. and Affiliates

Effective December 1, 1996, the Company acquired substantially all of the operating net assets of Wall Street Institute International, B.V. and its commonly controlled affiliates (collectively, "WSI"). The Company and the sellers signed a definitive purchase agreement in December 1996 that provided for an effective date of the sale of December 1, 1996. The Company's control of the operations of WSI commenced at the effective date, and the Company recorded the acquisition using the purchase method of accounting on December 1, 1996.
WSI is a European-based franchisor and operator of learning centers that teach the English language through a combination of computer-based and live instruction. WSI has a network of more than 170 franchised centers in operation throughout Europe and Latin America.

The purchase price of WSI consisted of cash of $4,921,000, 505,364 shares of restricted common stock valued at $9,250,000, and 209,520 shares of unrestricted common stock valued at $5,900,000. The restricted stock may not be transferred by the sellers for a period of three years, unless the Company, in its sole discretion, removes the restriction. The Company must use its best efforts to register the 209,520 shares of unrestricted common stock by April 28, 1997. In the event that the Company is unable to register the common stock by April 28, 1997, the sellers are entitled to interest calculated at an increasing rate (10% to 15%) on the initial value of the common stock until such time as the unrestricted common stock is registered. If the unrestricted common stock is unregistered at any time during the period from October 28, 1997 through November 12, 1997, the sellers at their option may require the Company to repurchase the unrestricted common stock for $5,900,000, plus any unpaid interest. Of the 505,364 shares of restricted common stock issued to the sellers, 124,292 shares are held in escrow to indemnify the Company against any subsequent losses resulting from any misrepresentation or breach of certain covenants. The unrestricted common stock held in escrow will be released in varying amounts to the sellers through 2001.

In connection with the acquisition of WSI, the Company in January 1997 loaned the principal stockholder of the seller $2,500,000. The loan is due in lump sum in January 2000, and bears interest payable quarterly at the rate of prime plus one percent. The loan is secured by restricted common stock of the Company with a value of $2,500,000, adjusted annually for changes in the market price of the Company's common stock.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



3.  Acquisitions (continued)

The Company on the closing date of the acquisition entered into option agreements to purchase two franchisees of WSI, and granted the owners of these same franchisees put rights that require, in certain circumstances and at the election by the right holders, the Company to purchase the franchisees. At the Company's option it may purchase the two franchisees at any time during the period from September 1, 2001 through September 1, 2005 for an amount equal to seven times the previous fiscal years' earnings before interest and taxes, adjusted for certain defined items. The franchisees may require the Company to purchase substantially all of their net assets during the same four-year period if defined levels of operating results are met or exceeded at the end of the most recently completed fiscal year. The purchase price is payable 10% in cash and 90% in common stock, or at the Company's option, entirely in cash.

The total purchase price of $21,071,000, including $1,000,000 of direct acquisition costs, was allocated as follows:

        Working capital                              $ 2,795,000
        Fixed assets                                   1,125,000
        Other assets                                     329,000
        Goodwill                                      19,852,000
                                                     -----------
                                                      24,101,000
        Less liabilities assumed:
         Debt                                          1,417,000
         Deferred revenue                              1,613,000
                                                     -----------
                                                       3,030,000
                                                     -----------
                                                     $21,071,000
                                                     ===========

Goodwill is being amortized over its estimated useful life of 25 years. The cash portion of the purchase price was recorded as a current liability at December 31, 1996, and the portion of the purchase price represented by common stock has been recorded as a noncurrent liability at December 31, 1996. Upon closing of the transaction in January 1997, the Company paid the cash portion of the purchase price to the sellers of $4,921,000 and recorded the issuance of 714,884 shares of common stock to the sellers through a reduction in the noncurrent liability of $15,150,115. In December 1996, the Company recorded $172,000 of imputed interest expense related to the acquisition.

The following unaudited pro forma summary presents the consolidated results of operations as if the WSI acquisition had occurred at the beginning of the respective periods presented, and does not purport to be indicative of what would have occurred had the acquisition been made at that date or of results which may occur in the future:

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



3.  Acquisitions (continued)

                                                 Year ended December 31,
                                                  1995             1996
                                               ------------------------
                                                      (in thousands)
      Revenues                                  $124,198           $194,597
      Net income                                  $5,586            $16,935
      Net income per share - fully diluted         $0.30              $0.64

The PACE Group

Effective February 28, 1995, the Company purchased the assets and liabilities of The PACE Group ("PACE"), a provider of educational services to corporations.
The initial consideration for the acquisition was 262,446 shares of common stock having an aggregate market value of $3,160,861. The acquisition was accounted for using the purchase method of accounting. Additional contingent consideration is payable in an amount equal to 6.5 times PACE's earnings before interest and income taxes (EBIT) in 1997, determined in accordance with generally accepted accounting principles. If EBIT is less than $2.7 million in 1997, the PACE shareholders may elect to have the payment calculation based on EBIT for either calendar year 1998 or 1999. The contingent payment is payable two-thirds in cash and one-third in shares of common stock, unless the PACE shareholders determine that a smaller cash payment is desired for their income tax purposes. The Company will record any additional consideration payable to the PACE shareholders as additional goodwill, and will amortize that amount over the remaining amortization period. At February 28, 1995, goodwill of approximately $3.5 million was recorded and is being amortized over a period of 25 years. Results of operations of PACE are included in the accompanying consolidated statements of operations from March 1, 1995. For the year ended December 31, 1996, PACE EBIT was approximately $1.2 million (unaudited).

Drake Prometric, L.P.

Effective September 30, 1995, the Company acquired Drake Prometric, L.P. ("Drake"), a Minneapolis based provider of computer-based certification, licensure and assessment testing programs. As of that date, Drake had a network of 820 testing centers on six continents, 472 of which were located in North America and the remainder in 69 foreign countries.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


3.  Acquisitions (continued)

The Company acquired Drake for an initial purchase price of $20.0 million in cash and 5,714,286 restricted shares of common stock (the "Initial Shares"). Of the Initial Shares, 1,785,714 shares (the "Revenue Escrow Shares") were placed in escrow and will be released to the sellers to the extent that certain revenue targets relating to portions of the combined computer-based testing business are achieved from 1996 through 1998. The sellers may receive up to an additional $40.0 million (payable 12.5% in cash and the balance in either cash or restricted shares of common stock, at the Company's option) to the extent other revenue targets relating to portions of the combined computer-based testing business are achieved in 1998 or 1999 (with the measuring year selected by the sellers).

The acquisition was accounted for using the purchase method of accounting. The initial purchase price consisted of the following components, totaling $70.6 million.

Cash, net of $1,125,000 of imputed interest.....................  $18,875,000
Initial Shares, excluding contingently issuable Revenue Escrow
 Shares (3,928,572 shares), with an estimated fair
 market value of $12.60 per share...............................   49,500,000
Acquisition costs...............................................    1,847,227
Accrued Drake reorganization costs..............................      422,954
                                                                  -----------
                                                                  $70,645,181
                                                                  ===========

The purchase price includes 714,285 shares of common stock placed in escrow to indemnify the Company for potential undisclosed liabilities, as these shares are likely to ultimately be released from escrow. The Company also accrued $422,954 of costs related to estimated Drake employee termination costs resulting from the integration of the Drake business. The purchase price was adjusted for imputed interest between the effective date and December 13, 1995, the date the Drake acquisition was consummated. This amount, calculated using a rate of 8% per annum, was $1,125,000.

Approximately $4.8 million of contract rights and $69.8 million of goodwill were recorded. The contract rights are being amortized over their respective terms, and no term exceeds five years. Goodwill is being amortized over 25 years, its estimated useful life. The Company will record the contingent consideration consisting of the 1,785,714 Revenue Escrow Shares and the additional contingent payment of up to $40.0 million when the contingencies are resolved and the additional consideration is payable. Based on testing revenues earned by the Company in 1996, 20% of the Revenue Escrow Shares have been earned. These 357,143 Revenue Escrow Shares will be released to the sellers in the third quarter of 1997. At December 31, 1996, an additional $8.1 million of goodwill which relates to the earned shares was recorded which will be amortized over the remaining life of 24 years.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


3.  Acquisitions (continued)

Remedial Education and Diagnostic Services, Inc. and READS, Inc.

On February 17, 1995, the Company acquired by merger all of the outstanding stock of Remedial Education and Diagnostic Services, Inc. and READS, Inc. (collectively, "READS") in exchange for 525,108 shares of common stock. The acquisition was accounted for as a pooling of interests and accordingly, the Company's financial statements for periods prior to the merger have been restated to include the results of operations, financial position and cash flows of READS.

READS is based in Philadelphia, Pennsylvania and provides remedial and education services, psychological, diagnostic and counseling services, career awareness training, and a variety of consulting services. Services are delivered under contracts with school districts, county-wide educational agencies and municipalities in the eastern United States.

4.  Available-For-Sale Securities

The following is a summary of available-for-sale securities (cost approximates fair value):

                                       December 31,
                                    1995         1996
                                 -----------  -----------
Stock mutual fund                $   150,434   $3,646,361
U.S. Treasury bills and notes     14,210,923    3,002,398
Municipal bonds                   16,373,162    9,800,000
                                 -----------   ----------

                                 $30,734,519  $16,448,759
                                 ===========  ===========

The Company has not had any significant realized or unrealized gains or losses on its investments during the periods presented. As of December 31, 1996, the Company has approximately $6.6 million of investments that mature in 1997, $1.8 million of investments that mature in 2004 and $8.0 million of investments that mature in 2026. These investments are classified as current as the Company expects to sell them in 1997.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


5.  Acquisition of Contract Rights

In August 1996 the Company acquired the right to provide computer-based tests on behalf of the National Association of Securities Dealers, Inc. ("the NASD") for a period of ten years. In addition, Sylvan assumed certain lease obligations of approximately 50 testing centers previously operated by the NASD, and acquired equipment and leasehold improvements related to these leased centers. Sylvan paid the NASD $5,146,000 to acquire these rights and fixed assets, of which $4,871,832 was recorded as contract rights and $242,841 was recorded as fixed assets. In addition, as contemplated by the terms of the contract, the Company will incur in the first six months of 1997 an additional $1,395,000 of costs related to the acquisition of the contract rights from the NASD. The total contract rights recorded of $6,266,832 are being amortized over the contract life of 10 years using the straight-line method.

6.  Costs and Estimated Earnings on Uncompleted Contracts

Costs and estimated earnings on uncompleted fixed-price contracts and cost-plus-fee contracts are as follows:

                                                                            December 31,
                                                      --------------------------------------------------------
                                                                 1995                         1996
                                                      ---------------------------  ---------------------------
                                                      Fixed Price   Cost-Plus-Fee  Fixed Price   Cost-Plus-Fee
                                                       Contracts      Contracts     Contracts      Contracts
                                                      ------------  -------------  ------------  -------------

Cost incurred on uncompleted contracts                $10,108,393      $5,199,044  $13,420,902      $6,749,577
Estimated earnings                                      2,592,135         519,265    4,788,132         916,168
                                                      -----------      ----------  -----------      ----------
                                                       12,700,528       5,718,309   18,209,034       7,665,745
Less: Billings to date                                 11,966,610       3,062,906   17,507,158       4,331,725
                                                      -----------      ----------  -----------      ----------
                                                      $   733,918      $2,655,403  $   701,876      $3,334,020
                                                      ===========      ==========  ===========      ==========

Included in the accompanying consolidated balance sheets under the following captions:


Cost and estimated earnings in excess of billings
   on uncompleted contracts                           $   922,232      $2,106,326  $   505,787      $3,059,414
Cost and estimated earnings in excess of billings
   on uncompleted contracts, less current portion         124,104         549,077      274,842         274,606
Billings in excess of costs and estimated earnings
  on uncompleted contracts                               (237,644)              -      (65,465)              -
Other long-term liabilities                               (74,774)              -      (13,288)              -
                                                      -----------      ----------  -----------      ----------
                                                      $   733,918      $2,655,403  $   701,876      $3,334,020
                                                      ===========      ==========  ===========      ==========


                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements




7.  Investments

Investments in Affiliates

At December 31, 1995, the Company's investments in affiliates consists of (i) a 50% interest in Sylvan National Advertising Committee, Inc. ("SNAC") in the amount of $97,266, which is engaged in purchasing advertising and marketing services for Sylvan Learning Centers, and (ii) a 34% interest in ADEPT Merger, Inc. ("ADEPT") in the amount of $85,054, a corporate joint venture formed to develop a computer-based examination for safe automobile driver certifications.

At December 31, 1996, the Company's investments in affiliates consists of a 50% interest in SNAC ($559,584), a 10% interest in Caliber Learning Network, Inc. ($2,850,964), a corporate joint venture formed to develop distance learning programs, and a 34% interest in ADEPT ($485,054).

Consolidated retained earnings at December 31, 1996 includes $644,561 related to undistributed earnings of equity method investees.

Other Investments

Other investments consist of non-marketable investments in common and preferred stocks of private companies in which the Company does not exercise significant influence. These investments are carried at the lower of cost or estimated net realizable value.

At December 31, 1996, other investments consist primarily of a $21.9 million non-voting convertible preferred stock investment in Jostens Learning Corporation, a company that develops educational software products.

8. Bank Lines of Credit

The Company has entered into a loan agreement with a bank, (hereinafter, "the credit line") that provides an unsecured revolving line of credit. The credit line allows the Company to borrow a maximum of $15.0 million through the expiration date of May 31, 1998, at which time the total outstanding principal balance can be converted into a term loan, at the option of the Company. The term loan would be repaid over 24 months from the time of issuance. The credit line and the term loan both bear interest at a floating rate equal to the 30 day London Interbank Offered Rate ("LIBOR") plus 1.15% per annum (6.68% at December 31, 1996). The balance on the credit line was $3.5 million at December 31, 1995 and no amounts were outstanding at December 31, 1996.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements




8. Bank Lines of Credit (continued)

The Company has also entered into loan agreements with a bank that provides revolving lines of credit secured by certain assets of the Company. These lines of credit allow the Company to borrow a maximum of $1.8 million which is primarily due on demand. The lines bear interest at the bank's prime rate plus 0.25% (8.75% at December 31, 1996). The balance due on these lines of credit was $1.0 million at December 31, 1996.

9. Long-Term Debt


                                                               December 31,
                                                           1995          1996
                                                        ------------------------
Long-term debt consists of  the following:

Note payable to a bank, bearing interest at 1.10%
over the LIBOR (6.63% at December 31, 1996).
The loan is payable in monthly installments of
$80,000 plus interest through May, 1999.                 $3,280,000   $2,320,000

Other notes payable bearing interest
at rates ranging from 8% to 14%.                          2,990,435    3,032,298
                                                         ----------   ----------

                                                         $6,270,435   $5,352,298
                                                         ==========   ==========

Future maturities of long-term debt as of December 31, 1996 are as follows:

   Years ending December 31:
           1997                        $3,182,197
           1998                         1,505,155
           1999                           510,851
           2000                            77,384
           2001                            54,785
           Thereafter                      21,926
                                       ----------
                                       $5,352,298
                                       ==========

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements



10.    Due to Shareholders

Due to shareholders consists of the following:

                                              December 31,
                                        ------------------------
                                            1995        1996
                                        ------------------------
Notes payable to certain shareholders,
bearing interest at 12% per annum. The
notes are subject to a subordination
agreement with a bank related to certain
lines of credit (see Note 8) and cannot
be repaid prior to such bank borrowings.
It is the intention of the shareholders
not to require payment prior to
January 1, 1998.                          $1,591,202  $1,753,254

Deferred salaries payable to certain
management shareholders, bearing
interest at 9% per annum and due on
December 31, 2004.  The liability is
payable in monthly installments of
$23,805, including interest.               1,624,954   1,479,630
                                        ------------------------
                                          $3,216,156  $3,232,884
                                        ========================

11.  Leases

Operating Leases

The Company conducts all of its operations from leased facilities. These facilities include the Company's corporate headquarters and other office locations, warehouse space, certain testing sites, and Company-owned learning centers. The terms of these leases are five years or less, with the exception of the Company's corporate headquarters, which has a lease term of ten years, and generally contain renewal options. The Company also leases certain equipment under operating leases of 36 months or less.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


11.  Leases (continued)

Future minimum lease payments at December 31, 1996, by year and in the aggregate, under all noncancellable operating leases are as follows:

   Years ending December 31:
           1997                       $ 5,798,967
           1998                         4,983,154
           1999                         3,952,500
           2000                         3,330,013
           2001                         2,914,455
           Thereafter                   9,548,518
                                      -----------
                                      $30,527,607
                                      ===========

Rent expense for cancelable and noncancellable leases was $6.5 million, $4.0 million and $2.7 million for the years ended December 31, 1996, 1995 and 1994, respectively.

12.  Contingencies

On November 18, 1996, ACT, Inc. filed suit against the Company alleging that the Company violated federal antitrust laws and committed various state law torts in connection with the operations of its computer-based testing operations and in obtaining a testing services contract from the NASD. The Company believes the grounds of the lawsuit are without merit and intends to defend the lawsuit vigorously. Management is unable to predict the ultimate outcome of the lawsuit, but believes that the ultimate resolution of the matter will not have a material effect on consolidated financial position.

The Company is subject to other legal actions arising in the ordinary course of its business. In management's opinion, the Company has adequate legal defenses and/or insurance coverage with respect to the eventuality of such actions and does not believe any settlement would materially affect the Company's financial position.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements

13.  Fair Value of Financial Instruments

The fair value of the Company's financial instruments, which consist primarily of cash and cash equivalents, accounts and notes receivable, available-for-sale investments, accounts payable, and short and long-term debt, approximate their carrying amounts reported in the consolidated balance sheets.

It was not practical to estimate the fair value of the Company's other investments because of the lack of quoted market prices of the underlying equity securities and the inability to determine fair value without incurring excessive costs. Management does not believe that the value of these investments have been impaired.

14.  Stock Options and Warrants

Stock Options

Under a non-qualified stock option plan for key employees adopted by the stockholders, the Company has outstanding stock options at December 31, 1996 to purchase 300,509 shares of common stock for $2.54 per share and options to purchase 287,947 shares of common stock for $.63 per share. All outstanding options are fully vested and expire on December 31, 1997, and no additional options may be granted under this plan.

The Company also has an Employee Stock Option Plan ("the Employee Plan") which provides for the granting of stock options to purchase up to 3,200,000 shares of common stock. All options granted under the Employee Plan vest ratably over a five-year period and expire six years after date of grant. At December 31, 1996, options to purchase 2,984,917 shares of common stock have been granted under the Employee Plan.

Under a Management Stock Option Plan ("Management Plan"), the Company has outstanding stock options at December 31, 1996 to purchase 163,500 shares of common stock for $11.25 per share. All outstanding options are fully vested, and expire on December 1, 2001. No additional options may be granted under the Management Plan.

In March 1996, the Company established the Senior Management Stock Option Plan ("the Senior Management Plan") to replace the Management Plan. The Senior Management Plan provides for the granting of stock options to purchase up to 2,250,000 shares of common stock. At December 31, 1996, options to purchase 1,035,000 shares of common stock have been granted under the Senior Management Plan. Options granted under this plan expire ten years after the date of grant. Of this amount, options for 165,000 shares became immediately vested, with the balance vesting ratably over three years.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


14.  Stock Options and Warrants (continued)

In October 1993 the stockholders approved the establishment of the Director Stock Option Plan ("Director Plan") for all non-employee members of the Board of Directors. Under the Director Plan, options to purchase 172,500 shares of common stock may be issued to certain members of the Board of Directors. No individual is eligible to receive more than 33,750 options under this plan and options granted under this plan expire at varying times three months after a director ceases his term on the Board. At December 31, 1996, options to purchase 168,750 shares of common stock have been granted under the Director Stock Option Plan.

During 1995 the Board of Directors granted 37,500 options to the former shareholder of READS at an exercise price of $11.62 per share. These options vest ratably over a five-year period. In addition, an option to purchase an aggregate of 75,000 shares of common stock at an exercise price of $13.16 per share was granted in connection with the purchase of the rights to contracts to provide remedial education services to certain non-public schools under the federal Title I Program. All of these options are exercisable at December 31, 1996.

In 1994 the Company sold 130,436 shares of restricted stock and options to purchase common stock to ETS for $1.5 million. During 1995, the Company received $2.0 million of cash as a result of the exercise by ETS of options to purchase 173,913 shares of common stock. Pursuant to the initial option agreement, upon exercise of the initial option, ETS was granted an additional one-year option to purchase 121,458 shares at an exercise price of $16.47 per share. This option was exercised on October 22, 1996.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


14.  Stock Options and Warrants (continued)

The following table summarizes the stock option activity of the Company.

                                                                    Weighted
                                          Options      Options       Average
Outstanding                             Outstanding  Exercisable  Exercise Price
-----------                             -----------  -----------  --------------
Balances at January 1, 1994               2,540,465    1,115,469
Granted                                     484,413
Became exercisable                                       515,159
Exercised                                  (450,147)    (450,147)
                                         ----------   ----------
Balance at December 31, 1994              2,574,731    1,180,481
Granted                                     919,083
Became exercisable                                       573,684
Exercised                                  (258,663)    (258,663)
                                         ----------   ----------
Balances at December 31, 1995             3,235,151    1,495,502       $  7.69
Granted                                   1,847,875                    $ 21.92
Became exercisable                                       765,823
Exercised                                  (384,563)    (384,563)      $ 10.87
Forfeited                                   (84,450)     (84,450)      $ 11.24
                                         ----------   ----------
Balances at December 31, 1996             4,614,013    1,792,312
                                         ==========   ==========

Weighted average exercise price at
  December 31, 1996                          $13.06    $    6.67
                                         ==========   ==========

Exercise prices for options outstanding as of December 31, 1996 ranged from $0.63 to $26.67 consisting of the following ranges:


                                        Weighted                          Weighted
    Range of           Options           Average        Options            Average      Weighted Average Remaining
 Exercise Prices     Outstanding     Exercise Prices  Exercisable      Exercise Prices      Contractual Life
----------------------------------------------------------------------------------------------------------

   $0.63-$2.54         588,456           $ 1.61         588,456            $ 1.61               1.0 years
   $5.22-$9.12       1,416,550           $ 6.17         786,745            $ 6.11               3.2 years
  $10.17-$17.00        764,882           $13.23         252,111            $11.31               4.6 years
  $17.00-$26.67      1,844,125           $21.92         165,000            $20.33               8.1 years


                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


14.  Stock Options and Warrants (continued)

Options exercised and the range of related option prices follow:


        Year ended      Options exercised    Exercise Prices Per Share
--------------------------------------------------------------------------
           1994                450,147               $ 0.63-$7.33

           1995                258,663               $0.63-$11.50

           1996                384,563               $0.63-$16.47

For the years ended December 31, 1995 and 1996, pro forma net income and earnings per share information required by Statement 123 has been determined as if the Company had accounted for its stock options using the fair value method. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1995 and 1996 respectively: risk-free interest rate of 6.00% and 6.00%, dividend yield of 0% and 0%, volatility factors of the expected market price of the Company's common stock of .428 and .399, and an expected life of granted options which varies from zero to five years depending upon the vesting period. The weighted-average grant-date fair value of options granted during 1996 was $8.33.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows:


                                    1995        1996
                                    ----        ----


Pro forma net income             $2,674,761  $11,938,549
                                 ==========  ===========

Pro forma earnings per share:

     Primary                     $     0.16  $      0.48
                                 ==========  ===========
     Fully diluted               $     0.15  $      0.48
                                 ==========  ===========

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


14.  Stock Options and Warrants (continued)

The effect of compensation expense from stock options on 1995 pro forma net income reflects only the vesting of 1995 awards. However, 1996 pro forma net income reflects the second year of vesting of the 1995 awards and the first year of vesting of 1996 awards. Because the granted stock options vest over periods ranging from zero to five years, not until 2001 is the full effect of recognizing compensation expense for stock options representative of the possible effects on pro forma net income for future years.


Stock Warrants

In January 1993, the Company issued warrants to purchase 272,721 shares of Series A Convertible Preferred Stock for $4.39 per share, which approximated fair market value at the date of issuance. On December 9, 1993 in connection with the initial public offering, the warrants automatically converted into common stock warrants which allow holders to purchase 409,085 shares of common stock for $2.93 per share. During 1996 and 1995, warrants to purchase 134,499 and 235,497 shares were exercised, respectively. The remaining 39,089 warrants expire in September 1997.

The Company also issued warrants to purchase 205,167 shares of common stock for $2.93 per share to the placement agent for the January 1993 preferred stock offering. Warrants to purchase 88,182 and 100,983 shares were exercised in 1996 and 1995, respectively. The remaining 16,002 warrants expire in January 1998.

In July 1993 warrants to purchase 239,364 shares of common stock for $5.22 per share were issued in connection with a $5.0 million financing. Warrants to purchase 54,457, 136,728 and 4,788 shares of common stock were exercised in 1996, 1995 and 1994, respectively. The remaining 43,391 warrants expire in July 1998.

15.  Impairment Loss

In September 1995 the Company determined that certain assets of the testing services segment were impaired as a result of the acquisition of Drake. These assets, consisting of computer equipment, software and other assets, were impaired because of dissimilar technical requirements for Drake computer-based tests, or because their use was limited by virtue of the acquisition of similar productive assets from Drake. The amount of the impairment loss was determined by evaluating the likely sales proceeds from the disposition of the assets as compared to their book value.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


16. Income Taxes

Significant components of the provision for income taxes are as follows:


                                 December 31,
                         1994        1995        1996
                       ---------------------------------
Current:
 Federal                $     -    $250,334   $4,991,497
 Foreign                      -     133,887      372,996
 State                   76,249     212,251    1,379,593
                         ------    --------   ----------
Total current            76,249     596,472    6,744,086

Deferred (benefit):
 Federal                      -    (300,168)   1,773,051
 State                        -     (87,145)     332,863
                         ------    --------   ----------
Total deferred                -    (387,313)   2,105,914
                        -------    --------   ----------
                        $76,249    $209,159   $8,850,000
                        =======    ========   ==========

The Company uses the liability method to account for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are summarized as follows:

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


16. Income Taxes (continued)


                                                         December 31,
                                                       1995         1996
                                                  -------------------------
    Deferred tax assets:
        Net operating loss carryforwards          $ 3,288,617   $ 2,277,600
        Loss on impairment of assets                  302,729        71,601
        Deferred revenue                              427,574       443,618
        Allowance for doubtful accounts               163,008       301,205
        Amortization of intangible assets             361,537       459,040
        Equity share of income from affiliates         19,499        53,841
        Inventory reserve                              53,050        60,094
        Non-deductible reserves                             -        75,920
        Other                                           9,826       133,056
                                                  -----------   -----------
    Total deferred tax assets                       4,625,840     3,875,975

    Deferred tax liabilities:
        Deferred contract costs                             -     1,746,807
        Contract rights                             1,113,887       316,619
        Depreciation                                  252,332       684,508
        Amortization of software                      202,157       175,183
        Unbilled receivables                          293,567       266,432
        Prepaid expenses                               86,080       106,586
        Other                                          12,904        20,841
                                                  -----------   -----------
    Total deferred tax liabilities                  1,960,927     3,316,976
                                                  -----------   -----------
    Net future income tax benefits                  2,664,913       558,999
    Valuation allowance for net deferred
        tax assets                                 (2,277,600)   (2,277,600)
                                                  -----------   -----------
    Net deferred tax assets (liabilities)         $   387,313   $(1,718,601)
                                                  ===========   ===========

The net operating loss carryforwards at December 31, 1996 are related to a subsidiary of the Company, and are available only to offset future taxable income of the subsidiary. These net operating loss carryforwards will begin to expire in 2007.

The reconciliation of the reported income tax expense to the amount that would result by applying the U.S. federal statutory tax rates to income before income taxes is as follows:

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


16. Income Taxes (continued)


                                                 Year ended December 31,
                                             1994          1995         1996
                                          ----------   -----------   ----------
Tax expense at U.S. statutory rate        $1,198,000   $ 1,285,000   $8,040,000
Permanent differences                              -       828,000      813,000
State income tax expense, net of
 federal tax effect                          216,000       123,000    1,130,000
Reduction for income of pooled entities
 operating as S-corporations prior to
 date of merger                             (404,000)       (8,000)     (18,000)
Tax effect of foreign income taxed at
 lower rate                                        -       (87,000)    (704,000)
Change in valuation allowance affecting
 tax expense                                (912,000)   (2,026,000)           -
Available tax credits                              -             -     (254,000)
Other                                        (22,000)       94,000     (157,000)
                                          ----------   -----------   ----------

                                          $   76,000   $   209,000   $8,850,000
                                          ==========   ===========   ==========

Income before income taxes from foreign operations was $2.8 million in 1996 and $0.6 million in 1995.

17.  Earnings Per Share

Income per common and common equivalent share is based upon the average number of shares of common stock outstanding during each year, adjusted for the dilutive effect of common stock equivalents determined using the modified treasury stock method in 1994, and the treasury stock method in 1995 and 1996.

Earnings per common share, assuming full dilution, is calculated on the same basis as the previously described primary computation, except that the computations assume that the end-of-year market price of the Company's common stock (rather than the average market price during the year) is used to determine the number of shares that would be assumed to be repurchased using the treasury stock method.

As discussed in Note 3, on May 30, 1997, the Company acquired by merger Educational Inroads in exchange for 1,414,000 shares of common stock. The calculation of earnings per common share assumes that these shares had been issued and outstanding for all periods presented.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


17.  Earnings Per Share (continued)

As described more fully in Note 3, the Company may be required to issue additional shares of common stock in future years in connection with the acquisition of PACE. The 1995 and 1996 earnings per share calculations assume that 95,693 and 88,890 shares, respectively, are issuable upon the determination of the final purchase price. These respective amounts were calculated assuming that PACE were to achieve its respective current year operating results in the year of determination. The calculation also assumes that net income is reduced by $171,000 and $630,000 as a result of the additional goodwill amortization that would have been recorded in 1995 and 1996, respectively, if the assumed contingent shares were issued on the date of acquisition.

The Company may also be required to issue additional shares of common stock as a result of the Drake acquisition. The 357,143 Revenue Escrow shares to be released in April 1997 (as discussed in Note 3) are considered outstanding in 1996 for primary and fully diluted earnings per share. The remaining contingent shares are not considered in the computations since the effect on earnings per share is antidilutive in 1995 and 1996 if the conditions required for issuance of the contingent shares are assumed to have been met.


                                                         December 31,
                                                 1994        1995        1996
                                              ----------------------------------
Per common and common equivalent share:
Weighted average number of shares of common
  stock outstanding during the period         14,521,967  15,132,007  23,028,816

Dilutive effect of options and warrants        1,763,895   1,851,103   1,379,485

Common stock contingently issuable                     -      95,693     446,033
                                              ----------  ----------  ----------

Total common and common equivalent shares of
  stock considered outstanding during the
  year                                        16,285,862  17,078,803  24,854,334
                                              ==========  ==========  ==========

Per common share, assuming full dilution      16,533,015  17,385,819  24,996,023
                                              ==========  ==========  ==========

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


18.  Major Customers and Concentration of Credit Risk

The Company has an agreement with Educational Testing Services ("ETS") to be the exclusive commercial provider of ETS computer-based tests through the year 2000. In addition, in 1994 the Company entered into a ten-year contract with ETS to provide computer-based tests internationally. The international testing contract with ETS stipulates that the Company will be compensated for its services for a fee equal to approved costs plus 10 percent, and the Company recognizes revenues accordingly. Operating costs under the contract will be paid at cost plus 10 percent on a quarterly basis by ETS. Start-up costs will be paid ratably over a period not to exceed 10 years. The Company incurs financing costs to fund the contract and ETS has agreed to reimburse these costs at the prime rate of interest. Total revenues from ETS represented approximately 10.8%, 16.2% and 15.0% of consolidated revenues for the years ended December 31, 1996, 1995 and 1994, respectively.

The testing business acquired upon the acquisition of Drake in September 1995 is highly concentrated with two customers. These customers contributed approximately 20% and 24% to consolidated revenues during 1996 and the fourth quarter of 1995, respectively. The Company expects the contracts with these two customers to be renewed at the expiration date of the existing contracts. The failure of these contracts to be renewed under similar terms would have a detrimental effect on future operating results and significantly impair the Company's ability to recover the remaining goodwill balance of approximately $74.0 million related to the acquisition of Drake.

Financial instruments which potentially subject the Company to credit risk are investments in available-for-sale securities, accounts receivable and notes receivable. The Company maintains an allowance for losses on receivables based on the collectibility of all amounts owed. The Company generally does not require collateral for trade receivables. Notes receivable are generally collateralized by assets of the debtors. At December 31, 1996, the Company does not have any significant concentrations of credit risk.

19.  Defined Contribution Retirement Plan

The Company sponsors a defined contribution retirement plan under section 401(k) of the Internal Revenue Code. The provisions of this plan allow for voluntary employee contributions, subject to certain annual limitations, and discretionary Company contributions which are allocated to eligible participants based upon compensation. All employees are eligible after meeting certain service requirements. The Company made no contributions to this plan in any of the periods presented.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


20.  Business and Geographic Segment Information

The Company's operations are classified into three primary business segments: core educational services, contract educational services and testing services. The core educational services segment involves the design and delivery of personalized tutorial services to individuals through a network of franchised and Company-owned Sylvan Learning Centers. The contract educational services segment offers educational services under contract to public and private school districts receiving funding under the federal Title I and other education programs and provides contract educational and training services on-site to employees of large corporations. The testing services segment delivers computer-based tests both domestically and internationally.

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


20.  Business and Geographic Segment Information (continued)

Summarized financial information by business segment for the years ended December 31, 1994, 1995 and 1996 is as follows:

                                                Year ended December 31,
                                     1994               1995           1996
                                 -----------------------------------------------
Operating revenue:
 Core educational services:
  Franchise royalties                $ 7,920,666    $  9,222,996    $ 11,159,986
  Franchise sales fees                 1,255,835       2,131,990       3,183,954
  Company-owned learning
   center revenues                     8,605,254      11,520,024      18,527,854
  Product sales                        2,233,779       3,188,181       3,927,493
                                     -----------    ------------    ------------
                                      20,015,534      26,063,191      36,799,287
 Contract educational services        35,067,468      50,429,662      58,185,985
 Testing services                     13,664,969      34,565,697      86,950,689
                                     -----------    ------------    ------------
Total revenue                        $68,747,971    $111,058,550    $181,935,961
                                     ===========    ============    ============

Direct Costs:
 Core educational services:
  Franchise services                 $ 3,840,575    $  5,875,095    $  6,531,733
  Company-owned learning center        7,655,129      10,368,983      16,073,377
  Product sales                        1,758,857       2,431,156       2,951,771
                                     -----------    ------------    ------------
                                      13,254,561      18,675,234      25,556,881

 Contract educational services        33,108,499      47,684,580      53,373,185
 Testing services                     14,024,666      30,348,283      71,518,481
                                     -----------    ------------    ------------
                                     $60,387,726    $ 96,708,097    $150,448,547
                                     ===========    ============    ============
Operating income (loss):

 Core educational services:
  Franchise operations               $ 4,459,645    $  4,569,962    $  6,573,376
  Company-owned learning
   center                                128,394         227,888         854,297
  Product sales                          261,615         501,541         636,519
                                     -----------    ------------    ------------
                                       4,849,654       5,299,391       8,064,192
 Contract educational services         1,483,168       2,111,249       3,598,274
 Testing services                     (2,970,976)     (2,581,208)     11,069,542
                                     -----------    ------------    ------------
Total operating income               $ 3,361,846    $  4,829,432    $ 22,732,008
                                     ===========    ============    ============

Total assets:
 Core educational services           $ 8,051,776    $ 12,863,792    $ 41,744,146
 Contract educational services        13,132,055      26,568,393      27,495,706
 Testing services                     17,329,631      98,200,486     127,651,141
 Other                                        --              --      26,345,435
 Corporate                            11,531,959      36,437,590      36,353,093
                                     -----------    ------------    ------------
Total assets                         $50,045,421    $174,070,261    $259,589,521
                                     ===========    ============    ============

                Sylvan Learning Systems, Inc. and Subsidiaries

            Notes to Supplemental Consolidated Financial Statements


20.  Business and Geographic Segment Information (continued)

                                               Year ended December 31,
                                           1994         1995          1996
                                        -------------------------------------
Depreciation and amortization:
  Core educational services             $  591,747   $  895,430   $   945,968
  Contract educational services          1,088,361    1,584,352     1,939,778
  Testing services                       2,310,947    5,601,471     9,846,889
  Other                                         --           --        64,673
  Corporate                                107,774      354,633       667,202
                                        ----------   ----------   -----------
Total depreciation and amortization     $4,098,829   $8,435,886   $13,464,510
                                        ==========   ==========   ===========

Capital expenditures:
  Core educational services             $  809,080   $  331,022   $   888,959
  Contract educational services          1,058,041    3,685,439     2,690,045
  Testing services                       6,221,689    1,894,847     5,937,046
  Other                                         --           --            --
  Corporate                                     --      237,690     4,064,567
                                        ----------   ----------   -----------
Total capital expenditures              $8,088,810   $6,148,998   $13,580,617
                                        ==========   ==========   ===========

There were no significant intersegment sales or transfers during the period. Operating income or loss by business segment excludes interest income and expense, earnings and losses on equity investments, and investment and other income of $162,589 in 1994, ($1,048,942) in 1995 and $914,313 in 1996. Allocated
corporate expenses are applied to each segment based on each segment's percentage of total revenues. Corporate assets consist principally of cash and cash equivalents, corporate property and equipment, and other assets.

The Company reports information related to geographic locations based on the location of the regional service centers, which for the years ended December 31, 1995 and 1996 is as follows:


                              1995          1996
                          ------------  ------------
Operating revenue:
    North America         $100,373,442  $152,912,824
    Europe                   7,980,827    18,804,612
    Asia/Pacific Rim         2,704,281    10,218,525
                          ------------  ------------
Total revenue             $111,058,550  $181,935,961
                          ============  ============

Operating income:
    North America         $  2,886,831  $ 11,638,694
    Europe                   1,205,230     8,232,240
    Asia/Pacific Rim           737,371     2,861,074
                          ------------  ------------
Total operating income    $  4,829,432  $ 22,732,008
                          ============  ============

                Sylvan Learning Systems, Inc. and subsidiaries

            Notes to Supplemental Consolidated Financial Statements


20.  Business and Geographic Segment Information (continued)

                                                  1995              1996
                                              ------------      ------------
Identifiable assets:
       North America                          $164,447,963      $217,833,228
       Europe                                    7,440,001        36,563,504
       Asia/Pacific Rim                          2,182,297         5,192,789
                                              ------------      ------------
Total identifiable assets                     $174,070,261      $259,589,521
                                              ============      ============

There were no reportable geographic segments meeting disclosure criteria for the year ended December 31, 1994.

21.  Supplemental Cash Flow Information

Interest payments were $0.7 million, $2.4 million and $1.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. The 1995 amount includes imputed interest payments of $1.1 million related to the acquisition of Drake.

Income tax payments were $4.0 million, $1.8 million and $57,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

         SUPPLEMENTAL SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                SYLVAN LEARNING SYSTEMS, INC. AND SUBSIDIARIES

------------------------------------------------------------------------------------------------------------------------------------
   COL A                                COL B                         COL C                              COL D             COL E
------------------------------------------------------------------------------------------------------------------------------------
                                                                    ADDITIONS
                                      BALANCE AT      ---------------------------------------                            BALANCE AT
       DESCRIPTION                   BEGINNING OF     CHARGED TO COSTS       CHARGED TO OTHER     DEDUCTIONS-DESCRIBED     END OF
                                        PERIOD          AND EXPENSES        ACCOUNTS-DESCRIBE                              PERIOD
------------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996
 DEDUCTED FROM ASSET ACCOUNTS:
   ALLOWANCE FOR DOUBTFUL ACCOUNTS    $1,466,027         $280,444                         $0            ($367,617) (1)    $1,378,854
   INVENTORY RESERVE                    $132,626          $70,000                         $0             ($44,316) (2)      $158,310
                                       ---------          -------                         --             --------          ---------
      TOTALS                          $1,598,653         $350,444                         $0            ($411,933)        $1,537,164
                                      ----------         --------                         --            ---------         ----------
YEAR ENDED DECEMBER 31, 1995
 DEDUCTED FROM ASSET ACCOUNTS:
   ALLOWANCE FOR DOUBTFUL ACCOUNTS      $490,226         $531,929                   $950,000 (3)        ($506,128) (1)    $1,466,027
   INVENTORY RESERVE                    $228,415          $22,615                         $0            ($118,404) (2)      $132,626
                                       ---------          -------                   --------             --------          ---------
      TOTALS                            $718,641         $554,544                   $950,000            ($624,532)        $1,598,653
                                      ----------         --------                   --------            ---------         ----------
YEAR ENDED DECEMBER 31, 1994
 DEDUCTED FROM ASSET ACCOUNTS:
   ALLOWANCE FOR DOUBTFUL ACCOUNTS      $626,643         $158,621                                       ($295,038) (1)      $490,226
   INVENTORY RESERVE                    $486,471          $20,330                                       ($278,386) (2)      $223,415
                                       ---------          -------                                        --------          ---------
      TOTALS                          $1,113,114         $178,951                                       ($573,424)          $716,641
                                      ----------         --------                                       ---------         ----------

(1) REDUCTION OF RESERVE DUE TO ACTUAL ACCOUNTS RECEIVABLE WRITE-OFFS.
(2) REDUCTION OF RESERVE DUE TO SALES OF RESERVED INVENTORY AND CHANGES IN ESTIMATES
(3) REPRESENTS THE RESERVE BALANCE ACQUIRED BY THE PURCHASE OF PACE AND DRAKE DURING 1995 AS FOLLOWS:
    PACE $200,000
    DRAKE $750,000